UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2007

Mezey Howarth Racing Stables, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52529	20-8623320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Anton
Costa Mesa, CA 92626

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code (949) 429-4001

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
¨ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
¨ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
¨ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On June 15, 2007, Mezey Howarth Racing Stables, Inc. (the "Registrant") issued 2,150,000 shares of the Registrant's Series A convertible, preferred stock, par value $0.001 per share (the "Series A Preferred Stock"), to Mezey Howarth Group, Inc.. The Series A Preferred Stock was issued at $.10, per share, or an aggregate of Two Hundred and Fifteen Thousand ($215,000) Dollars. The Stock was issued for $15,000 cash and a note in he amount of $200,000 from Mezey Howarth Group.  Registrant can acess the $200,000 at any time to acquire horses for the stables.

The Series A Preferred Stock issuance was exempt under Section 4(2) of the Securities Act. Mezey Howarth Group had access to information about the Registrant and the shares of Series A Preferred Stock issued contain the appropriate restrictive legend restricting their transferability absent registration or an available exemption. Pursuant to the Registrant's Certificate of Designation establishing the Series A Preferred Stock, each share of the currently issued and outstanding Series A Preferred Stock may be converted into ten (10) fully paid and non-assessable shares of the Registrant's common stock. On all matters submitted to a vote of the holders of the common stock, including, without limitation, the election of directors, a holder of shares of the Series A Preferred Stock is entitled to the number of votes on such matters equal to the number of shares of the Series A Preferred Stock held by such holder multiplied by twenty (20). The foregoing is a summary of the rights and preferences of the Series A Preferred Stock and does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designation for the Series A Convertible, Preferred Stock, a copy of which is attached hereto as Exhibit 3.02.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 5, 2007	Mezey Howarth Racing Stables, Inc.
By: /s/ J. Wade Mezey
Title: President